Exhibit 99.1

FIRST BANCORP. REINSTATES QUARTERLY CASH COMMON STOCK DIVIDEND

Company Release – November 14, 2018

SAN JUAN, Puerto Rico—(BUSINESS WIRE) — First BanCorp. (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico, announced today that its Board of Directors has declared a quarterly cash dividend of $0.03 per share on its outstanding common stock. The dividend will be payable on December 14, 2018 to shareholders of record at the close of business on November 30, 2018.

“We are pleased to reinstate a quarterly cash dividend, which is a reflection of our confidence in the Corporation’s financial and capital strength,” said Aurelio Alemán, President and CEO of the Corporation. “We believe that the considerable achievements we’ve made over the past several years have allowed us to create value for our shareholders, significantly improving the Corporation’s capital and risk profile while returning the Corporation to a sustainable and profitable business model, even in a challenging economic environment” continued Alemán.

The Corporation’s ability to continue to declare and pay dividends on the Common Stock is dependent on certain Federal regulatory considerations, including the guidelines and regulations of the Federal Reserve Board regarding capital adequacy and distributions and on the Corporation’s agreement with the Federal Reserve Bank of New York (the “Federal Reserve”) as to the payment of dividends to stockholders.

About First BanCorp.

First BanCorp. is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the U.S. and British Virgin Islands and Florida, and of FirstBank Insurance Agency, LLC. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Limited Liability Company, a small loan company, and FirstBank Puerto Rico Securities Corp., a broker-dealer subsidiary. First BanCorp’s shares of common stock trade on the New York Stock Exchange under the symbol “FBP.”

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation. The words or phrases “expect,” “anticipate,” “intend,” “look forward,” “should,” “would,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by such sections. Such forward-looking statements include, but are not limited to, statements regarding the Corporation’s ability to declare dividends on the Corporation’s Common Stock in any future periods and the Corporation’s intention to request the Federal Reserve’s approval to enable it to continue to pay quarterly dividends on its Common Stock once regulatory approvals expire. Such statements are subject to known and unknown risks, uncertainties and contingencies that may cause actual results to differ materially from the expectations, intentions, beliefs, plans, estimates or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to the factors described in the Corporation’s Annual Report on Form 10-K, in its Quarterly Reports on Form 10-Q and in other filings with the SEC. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by the federal securities laws.

First BanCorp.

John B. Pelling III

Investor Relations Officer

787-729-8003

john.pelling@firstbankpr.com

Source: First BanCorp.